File No. 811-3044



                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  __________


                                AMENDMENT NO. 6
                                      to
                                  FORM N-8B-2
                                  __________


                REGISTRATION STATEMENT OF UNIT INVESTMENT TRUST


                        Pursuant to Section 8(b) of the
                        Investment Company Act of 1940

                                  __________


                             EQUITY INVESTOR FUND,

                      First Utility Common Stock Series

                              DEFINED ASSET FUNDS

                           (A Unit Investment Trust)

                   and subsequent and similar series thereof

                        (Name of Unit Investment Trust)

             Not the issuer of periodic payment plan certificates.




I. ORGANIZATION AND GENERAL INFORMATION

1.          (a)   Furnish name of the trust and the Internal Revenue Service
                  Employer Identification Number. (According to security designation or otherwise, if the trust does not have or does not transact business under any other designation.)

                  Equity Investor Fund, First Utility Common Stock Series Defined Asset Funds (A Unit Investment Trust) and subsequent and similar series (formerly Equity Income Fund, Select Ten Portfolio (1993 Spring Series) Defined Asset Funds, and subsequent or similar series offered after April 1, 1993).(*)

                  Reference to the Internal Revenue Service
                  Employer Identification Number is inapplicable.

            (b) Furnish title of each class or series of securities issued by the trust.

                      CERTIFICATE OF BENEFICIAL INTEREST
                             EQUITY INVESTOR FUND,
                       First Utility Common Stock Series
                              DEFINED ASSET FUNDS
                       and subsequent and similar series
                           (A UNIT INVESTMENT TRUST)

2. Furnish name and principal business address and ZIP Code and the Internal Revenue Service Employer Identification Number of each depositor of the trust.(**)



Merrill Lynch, Pierce, Fenner &
     Smith Incorporated
P.O. Box 9051
Unit Investment Trust Division
Princeton, New Jersey 08543-9051
Internal Revenue Service Employer
Identification Number: 13-5674085

Smith Barney Inc.
388 Greenwich Street - 23rd Floor
New York, New York 10013
Internal Revenue Service Employer
Identification Number: 13-1912900

PaineWebber Incorporated
1285 Avenue of the Americas
New York, New York 10019
Internal Revenue Service Employer
Identification Number: 13-2638166

Prudential Securities Incorporated
One New York Plaza
New York, New York 10292
Internal Revenue Service Employer
Identification Number: 13-2347336

Dean Witter Reynolds Inc.
Two World Trade Center
New York, New York 10048
Internal Revenue Service Employer
Identification Number: 94-0899825


__________________
     *For subsequent and similar Series, title as indicated on the cover for such Series.

    **For subsequent and similar Series to the Series indicated in
Item 1, the names of Sponsors are indicated on the cover of Form S-6 for such Series, and Sponsors' Internal Revenue Service Employer
Identification Number are as indicated on page II-1 of the Registration Statement on such Form S-6.


3. Furnish name and principal business address and ZIP Code and the Internal Revenue Service Employer Identification Number of each custodian or trustee of the trust indicating for which class or series of securities each custodian or trustee is acting.(*)

________________
     *The name of the custodian or trustee for subsequent and similar Series to the Series indicated in Item 1, shall be indicated on the rear cover of the Prospectus for such Series and the Trustee's or Custodian's Internal Revenue Service Employer Identification Number shall be as indicated on page II-1 of the Registration Statement on Form S-6 relating to such Series.


Trustees:

The Chase Manhattan Bank
Bowling Green Station
P.O. Box 5187
New York, New York 10274-5187
Internal Revenue Service Employer
Identification Number: 13-4994650

The Bank of New York
P.O. Box 974
Wall Street Division
New York, New York  10268-0974
Internal Revenue Service Employer
Identification Number: 13-5160382

                  are the trustees of the trusts acting for the series of securities mentioned in the answer to Item 1(b) herein.

4. Furnish name and principal business address and ZIP Code and the Internal Revenue Service Employer Identification Number of each principal underwriter currently distributing securities of the trust.

Merrill Lynch, Pierce, Fenner &
     Smith Incorporated
P.O. Box 9051
Unit Investment Trust Division
Princeton, New Jersey 08543-9051
Internal Revenue Service Employer
Identification Number: 13-5674085

Smith Barney Inc.
388 Greenwich Street - 23rd Floor
New York, New York 10013
Internal Revenue Service Employer
Identification Number: 13-1912900

PaineWebber Incorporated
1285 Avenue of the Americas
New York, New York 10019
Internal Revenue Service Employer
Identification Number: 13-2638166

Prudential Securities Incorporated
One New York Plaza
New York, New York 10292
Internal Revenue Service Employer
Identification Number: 13-2347336

Dean Witter Reynolds Inc.
Two World Trade Center
New York, New York 10048
Internal Revenue Service Employer
Identification Number: 94-0899825

5. Furnish name of state or other sovereign power, the laws of which govern with respect to the organization of the trust.

                  State of New York(*)
____________
	  *For subsequent and similar Series to the Series indicated in Item 1, as indicated under the heading "Fund Structure" of the Prospectus for such Series.


6. Furnish in chronological order the following information with respect to each change of name of the trust since January 1, 1930. If the name has never been changed, so state.


________________________________________________________

Former Name                   Approximate Date of Change
________________________________________________________

Equity Income Fund            April 1, 1993
Select Ten Portfolio
(1993 Spring Series)

Defined Asset Funds -         November 12, 1991
Equity Income Fund
Utility Common Stock Series - 1

Defined Asset Funds -         October 18, 1991
Equity Income Fund
First Utility Common Stock Series

Defined Asset Funds -         January 17, 1991
Equity Income Fund,
Concept Series
Telecommunications Utility Trust

The Equity Income Fund,
Utility Common Stock Series

                                  SIGNATURES

      Pursuant to the requirements of the Investment Company Act of 1940, the Depositor of the registrant has caused this registration statement to be duly signed on behalf of the registrant by the undersigned thereunto duly authorized in the City of Plainsboro and State of New Jersey on the 22nd day of April, 1997.


      Signatures Appear on Following Page.





                              EQUITY INCOME FUND,
                       First Utility Common Stock Series
                              DEFINED ASSET FUNDS
                           (A Unit Investment Trust)
                       and subsequent and similar series



Signature   /s/ Daniel C. Tyler
	   ______________________________________
                             (Name of Registrant)

           MERRILL LYNCH,
                    PIERCE, FENNER & SMITH INCORPORATED
           SMITH BARNEY
           PAINEWEBBER INCORPORATED
           PRUDENTIAL SECURITIES INCORPORATED
      By DEAN WITTER REYNOLDS INC.
	 _________________________________________
                             (Name of Depositors)


      Daniel C. Tyler
      ____________________________________________
		    (Name of Officer of Depositor)

      Vice President
      ____________________________________________
				      (Title)